UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                             CUSA TECHNOLOGIES, INC.
   ---------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, par value $.001
   ---------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    126586106
   ---------------------------------------------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 126586106                                  13G

1.    NAME OF REPORTING PERSON

David J. Rank (SS ####-##-####)

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)   ___
(b)   ___

3.    SEC USE ONLY


4.    CITIZENSHIP OR PLACE OF ORGANIZATION

United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER             807,500

6.    SHARED VOTING POWER           -0-

7.    SOLE DISPOSITIVE POWER        807,500

8.    SHARED DISPOSITIVE POWER      -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

807,500

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

N/A

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.                 8.78%

12.   TYPE OF REPORTING PERSON*             IN

Item 1   (a).  Name of Issuer:  CUSA Technologies, Inc.

         (b).  Address of Issuer's Principal Executive Offices:

         986 W. Atherton Drive
         Salt Lake City, Utah 84123

Item 2   (a).  Name of Person Filing:  David J. Rank

         (b).  Address of Principal Business Office or, if None, Residence:

         986 W. Atherton Drive
         Salt Lake City, Utah 84123

         (c).  Citizenship:  United States

         (d).  Title of Class of Securities:  Common Stock, par value $.001

         (e).  CUSIP No.:  126586106

(a)   Item 3.  This Statement is Not Filed Pursuant to Rules 13d-(b), or
13d-2(b).

Item 4.  Ownership

(a)   Amount Beneficially Owned:  807,500
(b)   Percent of Class:  8.78%
(c)   Number of Shares as to which such person has:
         (i)   sole power to vote or to direct the vote:              807,500
               (includes 307,500 shares underlying currently exercisable stock options)
         (ii)  shared power to vote or to direct the vote:              -0-
         (iii) sole power to dispose or to direct the disposition of: 807,500 includes 307,500 shares underlying currently exercisable stock options)
         (iv)  shared power to dispose or to direct the disposition of:  -0-

Item 5.  Ownership of Five Percent or Less of a Class

N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

N/A

Item 8.  Identification and Classification of Members of the Group.

N/A

Item 9.  Notice of Dissolution of Group

N/A

Item 10.  Certification

N/A

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 17, 1997

                                                     David J. Rank

                                                     /s/ David J. Rank
                                                     --------------------------
                                                     Signature